JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-l(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: November 14, 2024

WG5 Group Ltd.

By:	/s/ Mingxing Gao
	Name:	Mingxing Gao
	Title:	Director

Mingxing Gao

By:	/s/ Mingxing Gao

[Signature page to joint filing agreement (TRSG 13G)]